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EXHIBIT 23.1

Consent of KPMG LLP, Independent Auditors

    We consent to incorporation by reference in the registration statement on Form S-8 of Willis Lease Finance Corporation of our reports dated March 21, 2001 and March 27, 2001, relating to the consolidated balance sheets of Willis Lease Finance Corporation as of December 31, 2000 and 1999, and the related statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 and the related financial statement schedule respectively, which reports appear in the December 31, 2000, annual report on Form 10-K of Willis Lease Finance Corporation.

/s/ KPMG LLP

San Francisco, California
June 20, 2001

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EXHIBIT 23.1